SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549



                          FORM 8-K

                       CURRENT REPORT

           Pursuant to Section 13 or 15(d) of the

               Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):  December 28, 2001



                   McMoRan Exploration Co.

    Delaware              001-07791                72-1424200
 (State or other         (Commission              (IRS Employer
 jurisdiction of         File Number)             Identification
 incorporation or                                     Number)
   organization)

                     1615 Poydras Street
                New Orleans, Louisiana  70112

 Registrant's telephone number, including area code: (504)582-4000

Item 5. Other Events and Regulation FD Disclosures

As a result of recent progress made in connection with McMoRan's ongoing financing activities, the banks in its oil and gas credit facility have amended the credit agreement to extend the date by which McMoRan is required to raise an aggregate of $125 million of capital for its oil and gas activities to March 31, 2002. As of November 30, 2001, McMoRan has raised an aggregate amount of approximately $115 million toward this requirement. To the extent that McMoRan does not raise the cumulative $125 million by March 31, 2002, the amount available under its credit facility will be reduced by the amount of any deficiency.

McMoRan's oil and gas revolving bank credit facility has two separate components:

 1. a portion representing initial borrowing capacity of up to $50 million ($47.7 million of which is currently available and $45.0 million was outstanding as of December 27, 2001); and

 2. $11.25 million (which is available until January 25, 2002 with no amount outstanding as of December 27, 2001).

McMoRan continues to pursue additional financing opportunities, including the sale of property interests, sales of equity or equity-linked securities, various forms of debt financing and arrangements with third parties to participate in our exploration and development activities in order to fund future planned exploration and development activities and debt maturities.





                            SIGNATURE
                       ------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              McMoRan Exploration Co.


                              By: /s/ Nancy D. Parmelee
                                  ---------------------------
                                      Nancy D. Parmelee
                                  Senior Vice President and
                                    Chief Financial Officer
                                  (authorized signatory and
                                  Principal Financial Officer)


Date:  December 28, 2001